Exhibit 99.1

FOR IMMEDIATE RELEASE
March 28, 2008

Citizens Bancshares Corporation Announces Fourth Quarter Earnings

ATLANTA, March 28, 2008/PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced its 2007 fourth quarter earnings of $0.47 per diluted share compared to $0.42 per diluted shares for the same period last year.

Net income for the fourth quarter increased by $103,000 to $983,000 compared to $880,000 a year earlier.  The increase is primarily due to an enhancement in the services offered on the Bank’s deposit products which has had a positive impact on service fee income.  The enhancement was implemented at the end of the third quarter.  The Company also benefited from its collection efforts on a nonaccrual loan resulting in $158,000 in interest income in the fourth quarter. For the three month period ended December 31, 2007, the Company’s net interest income improved by $112,000 or 3 percent to $3,693,000 compared to the same period last year.

Net income for the twelve month period ended December 31, 2007 compared to the same period in 2006, declined by $147,000 to $2,856,000 primarily due to the impact of a $200,000 legal judgment the Company accrued for in the first quarter of 2007, which is being appealed.  Earnings per diluted share for the year were $1.37 compared to $1.44 per diluted share for the same period in 2006.

Other financial highlights:

•                  Gross loans receivable, net of deferred loan fees, increased by $2 million to $238 million for the three month period.

•                  Total revenues increased by $594,000 to $7,226,000 from $6,632,000 during the same period last year.

•                  Operational efficiency continues to improve as the quarter average staffing level decreased by 8 full-time employees to 126 when compared to the same period last year.

•                  No provision expense for loan losses was needed for the quarter.

•                  Noninterest income increased by $359,000 or 32.9% compared to the same period last year as a new fee generating product has been well received by the Bank’s customers.

•                  Noninterest expense during the quarter increased by $217,000 or 6.1% to $3,792,000 compared to the same quarter last year due to several ORE related charges.

	4th	4th		Full	Full
	Quarter	Quarter		Year	Year
(In thousands, expect per share data)	2007	2006	Change	2007	2006	Change
Income Statement
Net income available to shareholders	$983	$880	11.7%	$2,856	$3,003	(4.9)%
Net income per diluted share	0.47	0.42	11.9%	1.37	1.44	(4.9)%
Total revenue	7,226	6,632	9.0%	27,372	26,479	3.4%
Provision for loan losses	—	—	—%	—	30	(100.0)%
Noninterest income	1,451	1,092	32.9%	4,807	4,864	(1.2)%
Noninterest expense	3,792	3,575	6.1%	15,312	15,351	(0.3)%

Balance Sheet
Average loans, gross	236,974	217,381	9.0%
Average deposits	283,970	273,336	3.9%

Capital
Total capital (to risk weighted assets)	14%	16%
Tier 1 capital (to risk weighted assets)	13%	15%
Tier 1 capital (to average assets)	10%	11%

Management determined that no additions to the provisions for loan losses were necessary in 2007 compared to a $30,000 addition in 2006.  The allowance for loan losses was $2.8 million at December 31, 2007 compared to $3.1 million a year earlier.  The Company considers its allowance for loan losses to be adequate.

The Company’s capital position remains strong at December 31, 2007 as both the Company and the Bank’s capital position were defined as “well capitalized” for regulatory purposes.

As a leader in the financial services industry, Citizens Trust Bank prides itself on offering a full range of quality products and services. Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  With over 85 years of history, Citizens Trust Bank ranks in the top 10 of African American owned financial institutions with assets of approximately $338 million and financial centers throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama. Through its parent company, Citizens Bancshares Corporation, its common stock is offered over-the-counter to the general public under the trading symbol CZBS. For more information please visit Citizens Trust Bank on the web at www.CTBconnect.com.  Citizens Trust Bank – A relationship you can bank on.

This news release contains forward-looking statements and comments on outlook. Any number of conditions may occur, which would affect important factors that may materially change expectations. These factors include, but are not limited to, customer trading activity, changes in technology, shifts in competitive patterns, decisions with regard to products and services, changes in revenues and profits, and significant changes in the market environment regionally or nationally.

Contact:

Citizens Bancshares Corporation
Cynthia N. Day, Chief Operating Officer
(404) 575-8306

SOURCE: Citizens Bancshares Corporation